Exhibit 99.2

BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING

May 23, 2023

The Board of Directors Life Storage, Inc.

6467 Main Street

Williamsville, NY 13221

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 2, 2023, to the Board of Directors of Life Storage, Inc. (“Life Storage”) as Annex D to, and to the reference thereto under the headings “SUMMARY — Opinions of Life Storage’s Financial Advisors,” “THE MERGERS — Opinions of Life Storage’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed merger involving Life Storage and Extra Space Storage Inc. (“Extra Space”), which joint proxy statement/prospectus forms a part of Extra Space’s Registration Statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036